EXHIBIT 99.2

On November 2, 2017, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to the inTEST Corporation’s 2017 third quarter financial results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. At that time if you have a question please press star one on your touch tone phone.

As a reminder this conference is being recorded today. A replay will be accessible at www.intest.com. I will now turn the call over to inTEST Investor Relations Consultant Laura Guerrant. Please go ahead.

Laura Guerrant:

Thank you Amy, and thank you for joining us for inTEST 2017 third quarter financial results conference call. With us today are Robert Mattheissen, inTEST Executive Chairman, President and CEO, Hugh Regan, Treasurer and Chief Financial Officer, and Jim Pelrin, Executive Vice President and Chief Operating Officer.

Bob will briefly review highlights from the third quarter as well as the current business trends. Hugh will then review inTEST detailed financial results and discuss guidance for the 2017 fourth quarter. We’ll then have time for any questions. If you’ve not yet received a copy of today’s release a copy can be obtained on inTEST’s website www.intest.com.

Before we begin the formal remarks the Company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy; changes in the demand for semiconductors; changes in the rates of, and timing of, capital expenditures by our customers; our ability to integrate Ambrell Corporation into our business successfully or operate Ambrell profitably; the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets; progress of product development programs; increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in the Company’s SEC filings -- including, but not limited to, inTEST’s periodic reports on Form 10K and Form 10Q.

The Company undertakes no obligation to update the information on today’s conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or un-anticipated events.

During today’s call we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure in our press release, which is posted on the investor page of our website www.intest.com. And with that let me now turn the call over to Bob Mattheissen. Please go ahead, Bob.

Bob Mattheissen:

Thanks Laura, I’d like to welcome everyone to our 2017 third quarter conference call. We continue to see strong demand for our solutions, which are increasingly broad based.

Our strategy of growth primarily through acquisition, capped off by our most recent acquisition of Ambrell Corporation that we acquired on May 24th, broadens our customer diversification, and increases our footprint in several growth markets.

Q3 marks our 32nd consecutive quarter of profitability, with non-GAAP adjusted net earnings per diluted share of $0.20. Net revenue grew 9% sequentially and 60% year-over-year, with 47% derived from non-ATE, compared with 26% a year ago, due in large part to the Ambrell acquisition.

As most of you know, there is a natural ebb and flow to the test industry, with strength in the first the half of the year typically balanced by seasonal declines in the second half.

And while the semiconductor market continues to be very healthy with fab spending for 2017 and 2018 expected to be at historic levels, it remains a cyclical industry and is a market which we have strategically lessened our historic dependence on.

Q3 bookings increased 21% sequentially and 56% year-over-year. Excluding the impact of the Ambrell acquisition, third quarter revenue declined 11% sequentially, but increased 15% year-over-year, while booking declined 9% sequentially and 1% year-over-year, reflecting the usual seasonal softening. And lastly, we ended the quarter with a backlog of $11.3 million.

Our thermal test segment is now composed of the combined businesses of inTEST Thermal Solutions (or iTS) and Ambrell. iTS provides thermal products for test and development applications while Ambrell provides thermal induction heating products for industrial manufacturing application.

Ambrell’s induction heating technology complements our thermal technologies and firmly establishes our position in industrial markets with a diverse customer base in a broader manufacturing space -- including in many emerging markets, consumer product packaging, fiber-optic, automotive and other markets.

We have strategically diversified this segment, resulting in new opportunities in industrial manufacturing through both OEM and end user applications.

This diversification complements our broad penetration into electronic test markets, broadening inTEST’s footprint as a provider of highly engineered thermal products, now for both test and industrial applications.

Thermal segment bookings for the third quarter were better than expected at $12.1 million, compared with $8.8 million in the second quarter. And, Q3 revenues for the Thermal segment were $11.5 million, compared with $9.2 million for the second quarter.

As this is the first quarter we have had the full impact of Ambrell, we will be bifurcating the Thermal segment results and talking to both of the operations - iTS and Ambrell - separately.

We’ll be doing this for this quarter only, in order to help you better understand the Ambrell contribution. iTS experienced the normal seasonal softness typical of the third and fourth quarters, with Q3 iTS bookings down 11% and revenues down 9% sequentially.

While some orders from the typically strong Mil/Aero and Semiconductor companies in North America were deferred, bookings above plan in Europe partially made up the difference.

This was augmented by bookings above forecast for several liquid chillers including orders from three new customers.

Ambrell experienced a significant growth in bookings, with Q3 a record quarter for the company. Third quarter Ambrell bookings were $6.4 million, which reflected a full 12 weeks of Ambrell contribution, compared to $2.3 million in Q2 which consisted of six weeks. Bookings were driven by strength in North American and Europe.

While Ambrell’s bookings during the period were ahead of expectations, we did experience some operational issues during the third quarter that limited their shipments. We have put considerable effort into correcting these issues and have reallocated resources, and are already seeing results.

The Ambrell business has shown continued strength throughout 2017 and will have a considerably stronger second half of the year compared with the first half. As I noted earlier, Q3 was a record quarter for bookings, which we believe will lead to record or near record shipments in Q4.

Some thermal segment highlights for the third quarter include, at Ambrell, a machinery OEM purchased several EKOHEAT systems for integration into an end product for wire applications.

A major tier one automotive supplier purchased another large EKOHEAT system for a hardening and tempering application. And a space flight services company bought a system and significant lab time for coil development with the intent of a future purchase.

iTS performed as expected, and highlights included three major Mil/Aero customers purchasing 18 systems that included ThermoStreams, Thermal Plates and Chambers.

Telecom companies purchased 27 ThermoStream systems as telecoms continue production demands for broadband optical components.

A major defense contractor ordered two custom systems as they continue to deploy within their automated manufacturing line. And, an OEM semiconductor customer purchased multiple ThermoChuck units for a new wafer for test platform.

In our process chiller systems, a semiconductor OEM purchased an additional fluid chiller system. Two new customers purchased three fluid chillers for defense applications, and a new automotive customer purchased a chiller system.

Turning to our EMS segment, Q3 EMS segment bookings were $5.5 million, compared with $5.8 million in the second quarter. And Q3 EMS revenues were $5.9 million, compared with $6.7 million in the second quarter. EMS business remains strong. The combined Q3 bookings with the first half of 2017 put EMS segment well above expectations at this time.

Third quarter bookings exceeded expectations by 40% while revenues grew by 41% compared to last year. Demand for automotive parts, the Internet of Things, industrial, and consumer electronics continue to drive Q3 business.

EMS segment highlights for the quarter include a large IDM who shifted their production to Asia, purchased their first automotive RF interface. A leading Outsourced Semiconductor Assembly and Test manufacturer purchased eight sets of manipulators, docking, and interface hardware for new test cells.

A new customer in the U.S. purchased docking and interface hardware for wafer sort test cell in the development of a solution for fingerprint recognition devices. And two additional new customers in the U.S. purchased a new cable interface and a custom manipulator for product development and a parametric test system, respectively.

So, looking forward we continue to see significant opportunities. Key drivers for inTEST include the surging use of sophisticated electronics in automobiles, continued growth of telecommunications and internet backbone, the drive for improved semi device packaging, and the growth of applications for the Internet of Things.

As we continue to execute our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place, and were solidly on track for a strong 2017 and an even stronger 2018.

Before I turn the call over to Hugh, I’m sure you saw our release last week announcing my retirement and the promotion of Jim Pelrin. I’ll be retiring from my positions as President and CEO at the end of the year.

It has been my distinct honor to lead inTEST alongside our family of dedicated employees around the world, and I am proud to continue serving the company and its stakeholders as Chairman of the Board.

Jim will be assuming the office of President and CEO. Many of you have met Jim at investor conferences over the last several years. Jim is currently our Chief Operating Officer and he brings considerable success to the leadership of this Company, having served inTEST in various executive roles for the past 16 years.

Jim’s excellent performance, along with his successful experience in running our thermal product segment, positions inTEST to continue to deliver outstanding results to our shareholders.

As Jim takes the helm, I am confident that inTEST will continue its growth trajectory and he and the team will build on our strong foundation of success. The Company is in very good hands in my opinion, and with that, I’d like to turn the call over to Hugh.

Hugh Regan:

Thanks, Bob. Third quarter 2017 end user net revenues were $17 million, or 98% of net revenues, compared to $15.1 million or 95% of net revenues in the second quarter. OEM net revenues were $305,000 or 2% of net revenues, down from $762,000 or 5% for the second quarter.

Net revenues from markets outside of the ATE market were $8.2 million or 47% of net revenues, compared with $5.7 million or 36% of net revenues in the second quarter.

As noted earlier in the call, Ambrell net revenues for the third quarter were $4.9 million, and our net revenues from markets outside of the ATE market, excluding Ambrell, were $3.3 million or 19% of net revenues.

So clearly, Ambrell has further diversified our served markets. We expect revenues from markets outside of the ATE market will equal or exceed our ATE market revenues going forward.

Our third quarter gross margin was $8.8 million or 51%, as compared with $8.4 million or 53% in the second quarter. The reduction in the gross margin was primarily the result of an increase in our fixed manufacturing costs and a less favorable absorption of these costs, coupled with the slight increase in our component material costs from 32.8% in Q2 to 32.9% in Q3.

Our fixed manufacturing costs increased by $537,000 or 28% sequentially and represented 14% of our net revenues in the third quarter, compared to 12% in the second quarter.

Ambrell’s third quarter fixed manufacturing costs were $913,000, up from $404,000 for the second quarter which only represented six weeks, versus a full quarter in Q3. And excluded the impact of Ambrell -- and excluding, excuse me -- the impact of Ambrell, our fixed manufacturing costs would have only increased $19,000 or 1% sequentially and would represent 12% of our net revenues for the third quarter.

The increase in our second quarter fixed manufacturing costs was primarily the result of increased salary expense resulting from additional operation staff brought on during the third quarter in our iTS operation.

The increase in our component material costs was driven by an increase in the component material costs of our EMS segment, which grew from 32.7% in the second quarter to 33.8% in the third quarter, due to a less favorable product mix which reflected a lower level of docking hardware sales and a higher level of manipulator sales in the third quarter as compared to the second quarter.

This increase was partially offset by a slight decrease in the component material costs of our Thermal segment, which declined from 33.0% in the second quarter to 32.6% in the third quarter. This reduction was due to a more, excuse me, a more favorable product mix in the third quarter as compared to the second quarter in our iTS operation.

Excluding the impact of the acquisition of Ambrell, our third quarter gross margin would be $5.9 million or 52%. Ambrell’s third quarter 2017 gross margin was 46%.

Selling expense was $2.3 million for the third quarter compared to $1.9 million in the second quarter, an increase of $451,000 or 24%. Third quarter selling expense included $850,000 for Ambrell.

Excluding this amount, our third quarter selling expense would have been $1.5 million, which was an $82,000 or 5% decrease sequentially. The reductions were primarily related to lower levels of advertising, sales travel and commission.

Engineering and product development expense was $1.1 million for the third quarter compared to $982,000 for the second quarter, an increase of $157,000 or 16% sequentially. Third quarter engineering and product development expense included $269,000 for Ambrell.

Excluding this amount, our third quarter engineering and product development expense would have been $870,000, which was a $30,000, or 3% decrease sequentially. The reduction was primarily related to lower levels of spending on development materials by our Thermal segment as well as reduced travel costs.

General and administrative expense decreased from $3.3 million in the second quarter to $3.1 million in the third quarter, a decrease of $143,000 or 4%.

Third quarter G&A expense included $31,000 of transaction costs related to Ambrell as well as $1.3 million in G&A costs for Ambrell. While second quarter G&A expense included $849,000 of transaction costs related to the acquisition of Ambrell and $536,000 of G&A costs for Ambrell.

Excluding these amounts, our third quarter G&A expense would have been $1.8 million compared to an adjusted $1.9 million for the second quarter, which was a $91,000 or 5% sequential decrease. The decrease was primarily the result of lower levels of officer bonus, discretionary bonuses in our corporate segment.

Third quarter G&A expense included $560,000 for acquired intangible ammonization compared to $197,000 accrued in the second quarter.

During the third quarter, we completed our purchase price allocation process for Ambrell and the level of acquired intangible assets increased from the $9.5 million determined at June 30th to $16.3 million determined at September 30th, and the increased amortization expense was related to the increase in the level of intangible assets.

During the third quarter, we finalized our purchase price allocation related to the contingent consideration liability that was established due to the 2017 and 2018 potential earnout payments from our acquisition of Ambrell.

At June 30th, we had a preliminary, we had preliminarily valued the contingent consideration liability at $2.3 million, subject to completion valuation work being done by Crowe Horwath, who we engaged to assist us with the purchase price allocation work.

Crowe valued the contingent consideration liability at $4.1 million as of the date of the acquisition of Ambrell. We are required to re-value this contingent consideration liability each quarter based upon changes in our expectation of the future earnings and cash-flow of Ambrell, as well as for the impact of the change in the present value of the future obligation.

At September 20, 2017, we adjusted the contingent consideration liability by reducing it by $549,000 to $3.6 million, which was the value determined by Crowe based upon changes in our 2017 forecast for Ambrell as well as changes in the present value.

Other income was $100,000 in the third quarter compared to $54,000 in the second quarter, an increase of $46,000 or 85%. Included in other income for the third quarter was $90,000 of foreign exchange transaction gains for Ambrell. The increase in foreign exchange transaction gains was partially offset by a reduction in the interest income and other income.

We accrued an income tax expense of $823,000 in the third quarter compared to $891,000 accrued in the second quarter. Our effective tax rate decreased from 38% in the second quarter to 29% in the third quarter.

The reduction in our effective tax rate primarily reflects two factors. First, the contingent consideration liability adjustment was tax neutral and not taxable, and second, the percentage of income provided by our foreign operations, with lower effective tax rates, increased significantly between the second and the third quarters.

At September 30, 2017, we had a deferred tax liability of $4 million, which decreased $93,000 sequentially. As previously noted, during the third quarter we completed our purchase price allocation process and adjusted our deferred tax liability for the adjustment in our acquired intangible assets. We expect that our tax rate in the fourth quarter of 2017 will be in the range of 36% to 37%.

On a GAAP basis, third quarter net earnings was $2 million or $0.19 per diluted share, compared with second quarter net earnings of $1.4 million or $0.14 per diluted share. On a non-GAAP basis, third quarter adjusted net earnings were $2.1 million or $0.20 per diluted share, compared with second quarter adjusted net earnings of $1.7 million or $0.16 per diluted share.

The non-GAAP measurement adjusted net earnings removes the-- the non-GAAP measurement adjusted net earnings removes the impact of both acquired intangible amortization and the adjustment of the contingent consideration liability from our net earnings.

Diluted average shares outstanding were 10,351,009 at September 30th.  During the third quarter, we issued 9,000 shares of restricted stock and did not repurchase any shares.  As of September 30, 2017, we had repurchased a cumulative total of 297,020 shares or approximately 2.8% of our outstanding common stock at a net cost of $1.2 million or $4 per share.

Amortization and depreciation expense was $794,000 for the third quarter compared to $373,000 in the second quarter.  Acquired intangible amortization was $613,000 in the third quarter, an increase of $364,000 from the second quarter.

And the increase in inquired intangible amortization is related to the acquisition of Ambrell, and Ambrell had depreciation and amortization expense of $637,000 for the third quarter compared to $227,000 in the second quarter.

EBITDA was $3.1 million for the third quarter, up $376,000 or 14% from the $2.7 million in EBITDA reported for the second quarter.

Consolidated headcount at the end of September, which includes temporary staff, was 216, a decrease of one person from the level we had at June 30th.  Included in the September total were 89 Ambrell staff, down from 93 at the end of June. Our iTS operation added five staff while our EMS segment reduced headcount by two staff.

I’ll now turn to our balance sheet.  Cash and cash equivalents at the end of the third quarter were $11.5 million, up $3.9 million from June 30th.  We currently expect cash and cash equivalents to increase during the fourth quarter of 2017.

Accounts receivable decreased to $10.3 million at September 30th, a decrease of $1.7 million sequentially.  Included in this amount was $2.5 million for Ambrell.  Adjusted to exclude this amount, accounts receivable would have been $7.7 million, a decrease of $900,000 or 10% sequentially.

Inventory decreased $179,000 sequentially to $6 million at the quarter end.  Included in this amount was $1.9 million for Ambrell.  Adjusted to exclude this amount, inventories would have been $4.2 million, a decrease of $100,000 or 2% sequentially.

Capital expenditures during the third quarter were $232,000 up from $89,000 in the second quarter.  Included in the third quarter capital expenditures was $32,000 for Ambrell.  The additions during the third quarter primarily represented leased systems in our Thermal segment.

Bob provided consolidated and segment revenue and booking data earlier.  The backlog at the end of September was $11.3 million, up slightly from the $11.1 million at the end of June.  Included in the September 30th backlog was $5.9 million for Ambrell.  Excluding this amount, backlog would have been $5.4 million down $1.2 million from the end of June.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended December 31st, 2017 will be in the range of 17.5 million to 18.5 million and that GAAP net earnings will range from $0.11 to $0.15 per diluted share and that non-GAAP adjusted net earnings will range from $0.13 to $0.17 per diluted share.

We currently expect that our Q4 2017 product mix will be less favorable as compared with the second quarter, and that fourth quarter gross margin will range from 47% to 49%.

Finally I want to let investors know that we plan to file a shelf registration statement shortly after we file our Q3 Form 10-Q later this month.

The new $50 million shelf replaces the $30 million shelf that expired in May, 2017.  The increase in the amount of shelf reflects the growth in our market cap from when the shelf was originally filed a number of years ago.  Operator that concludes our formal remarks.  We can now take questions.

Operator:	Thank you, at this time if you would like to ask a question please press star one. You have a question from Joan Tong with Sidoti and Company.

Joan Tong:

Good afternoon guys, very good quarter. Just a couple of questions, here. For the fourth quarter guidance, that $17.5 million to $18.5 million revenue, you said that the mix would be a little bit different compared to this quarter. Can you give us a little bit more color? And when you say “mix,” are you talking about mix of Ambrell versus legacy business? Or within the legacy business there’s a mix shift in the fourth quarter?

Thank you.

Hugh Regan:

Hi, Joan, it’s Hugh. The mix shift was in our legacy business. It was a less favorable margin profile in both our EMS product segment as well as our Thermal product segment. Specifically our iTS operation. And with Ambrell, Jim correct me if I’m wrong, we expect the margin profile to be consistent for Ambrell in Q4 with Q3?

Jim Pelrin:	We don’t expect any major changes.

Hugh Regan:	Correct. Thank you.

Joan Tong:

All right. Thank you. Questions regarding Ambrell, you mentioned at the end of the quarter there was some operating issue, limited things, the shipment but I assume that that hiccup is being corrected. Am I correct?

Hugh Regan:

Yes, you are. These are the kind of things you run into with acquisitions. You finally get in there and see what’s happening and they’ve had a few problems and we have the horsepower to straighten that out and that’s exactly what we’re doing. Jim, do you want to expand on that?

Jim Pelrin:

I think that’s exactly right. Some of them were some material issues, sourcing materials, which we’re able to help them out. We brought some additional resources to bear and that’s why we can say that we expect record or near record shipments in Q4.

Joan Tong:

Great, great, great. So, obviously the booking for Ambrell is very solid and it’s $6.4 million. And, can you talk about the pipeline as well? Just want to get a sense of how the pipeline is and what are some of those opportunities going forward, in terms of growth market that you mentioned in the past.

Hugh Regan:	Jim, you want to take that?

Jim Pelrin:

Sure. I can say that Ambrell’s total business outlook in terms of backlog, pipeline, expected revenue isn’t really -- you could say is at an all time high. And it’s never been quite as robust as it is now, and that’s expected to continue.

They have some very, very strong relationships with large OEM firms, customers, and those relationships are really beginning to blossom now.

Joan Tong:

OK, got it. And then any longer term strategy -- how to think about Ambrell perhaps? Since you guys have a pretty solid international platform and most of Ambrell business is more domestic --so, any strategy going forward to maybe expand, like leveraging your international platform on the Ambrell piece? Thank you.

Jim Pelrin:

Well Ambrell, I’ll answer this; Ambrell actually is quite strong in both domestically and in Europe. Where they have not had much activity historically is Asia and we’re taking steps to begin a program to grow that business and we expect that Asia would be a major component of 2018 and going forward.

Joan Tong:	OK, so the timing actually can be as soon as 2018, right?

Jim Pelrin:	Well compared to, you have to remember they’re coming from very, very little revenue in Asia…

Joan Tong:	Sure.

Jim Pelrin:	…right now. We expect important revenue next year and setting the stage for it to continue to grow.

Joan Tong:	Right, right. And then finally, for profitability for Ambrell do you guys talk about what is the operating income contributed by Ambrell for the quarter?

Hugh Regan:

Ambrell actually had a loss for this quarter, Joan, of $48,000. So as opposed to last quarter where we had a contribution it essentially broke even this quarter, had a slight loss and that was really due to the inability to get the shipments out the door, we expect that to turn around during the fourth quarter and to have it being accretive and contributing to both revenue and earnings and cash flow.

Joan Tong:	That’s good. All right great, thank you guys.

Hugh Regan:	Thank you.

Operator:	Your next question comes from Dick Ryan with Dougherty & Company.

Dick Ryan:	Great thank you. So just a couple of housekeeping numbers -- stock based comp, what was that in the quarter?

Hugh Regan:	Stock based comp for the quarter, bear with me one second, was $88,000.

Dick Ryan:	OK. And I may have missed -- did you give any guidance for Opex in Q4?

Hugh Regan:	No guidance for Opex. The only guidance we gave was top line EPS and the margin.

Dick Ryan:

OK. And Jim, on Ambrell, I think the view has been that the existing business has been pretty sticky, the strategy would be to go out and really not open some of these growth markets.

Can you talk about the pipeline? Are there any certification programs underway if that’s increasing? And maybe just what’s the general response with one quarter under your belt from the customers of Ambrell?

Jim Pelrin:

Well as you just said, it’s only one quarter, but I can tell you that for an example; one of the largest, first year suppliers to the automotive industry, Ambrell has now entered into discussions to possibly become the preferred supplier worldwide for this contractor.

And that’s a strategic account that they had been working towards for some time and they’ve now had very high level meetings with them and the outlook is very positive. It’s too early to make a prediction, but the outlook is very positive.

So, there’s several things of that nature going on, there’s a major OEM that has been, they’ve been now to the factory twice for their quality and business audits, and we expect to hear favorable news from them shortly as well.

Dick Ryan:	OK, great, thank you.

Operator:	Again, if you would like to ask a question, please press star one. There are no further questions at this time. I would like to turn the call to over to Mr. Matthiessen.

Bob Mattheissen:

OK, thank you for your interest in inTEST. We look forward to seeing many of you in the investor’s conferences we’ll be attending in December -- we’ll be at the LD Micro Conference in Los Angeles, December 5th and the New York City CAP Summit, December 6th and the Benchmark Conference in Chicago on December 14th -- and to updating you on our progress when we report our fourth quarter results. Operator, this call is concluded.

Operator:	Thank you, this concludes today’s conference, you may now disconnect.

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